Exhibit 5.2

Joseph Onebane (1917-1987)

John G. Torian, II (1936-1991)

Edward C. Abell, Jr.

Lawrence L. Lewis, III †

Douglas W. Truxillo *

Randall C. Songy

Michael G. Durand

Richard J. Petre, Jr.

Thomas g. Smart *

Roger E. Ishee **

Steven C. Lanza

Greg R. Mier ††

Craig A. Ryan

Jeremy B. Shealy

James d. Bayard

Lauren l. gardner *

emily e. breaux

christopher j. peyton

1200 Camellia Boulevard (70508) Suite 300 Post Office Box 3507 Lafayette, Louisiana 70502-3507 TELEPHONE: (337) 237-2660 FAX: (337) 266-1232 www.onebane.com

Of Counsel

William E. Kellner

Gregory K. Moroux

Frederick R. Parker, Jr. ‡

John F. Parker

Karen daniel ancelet

sue t. mann

‡    LL.M. in Health Law

†    board certified tax attorney
ll.m. in taxation

††  registered patent attorney

*   also admitted in texas

**  also admitted in mississippi

April 17, 2017

PetroQuest Energy, Inc.

400 E. Kaliste Saloom Road

Suite 6000

Lafayette, Louisiana 70508

Ladies and Gentlemen:

We have acted as special Louisiana counsel for PetroQuest Energy, L.L.C., a Louisiana limited liability company ("PQLLC"), and TDC Energy LLC, a Louisiana limited liability company ("TDCLLC" and together with PQLLC, the “Subsidiary Guarantors”), in connection with the Registration Statement on Form S-4 (the "Registration Statement") of PetroQuest Energy, Inc., a Delaware corporation (the "Company"), and PQLLC and TDCLLC as co-registrants thereto, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), in connection with the offering by the Company of up to $14,177,000 of the Company’s new registered 10% Second Lien Senior Secured Notes due 2021 and up to $275,045,768 of the Company’s new registered 10% Second Lien Senior Secured PIK Notes due 2021 (collectively the “Exchange Notes”) and the guarantees of the Company’s obligations under the Exchange Notes by the Subsidiary Guarantors to the extent set forth in the Indentures (as defined below) (the “Exchange Guarantees”) for all of the Company’s outstanding unregistered 10% Second Lien Senior Secured Notes due 2021, which were issued on February 17 , 2016, and all of the Company’s outstanding unregistered 10% Second Lien Senior Secured PIK Notes due 2021, which were issued on September 27, 2016 and February 15, 2017 (collectively the “Outstanding Notes”), and the guarantees of the of the Company’s obligations under the Outstanding Notes by the Subsidiary Guarantors to the extent set forth in the Indentures (the “Outstanding Guarantees” and together with Exchange Guarantees, the “Guarantees”), respectively, all as more fully described in the Registration Statement. The Outstanding Notes were issued, and the Exchange Notes will be issued, under that certain Secured Indenture, dated as of February 17, 2016 and that certain Secured PIK Indenture, dated as of September 27, 2016, among the Company, PQLLC, TDCLLC and Wilmington Trust, National Association, as trustee and collateral trustee (collectively, the "Indentures"). Capitalized terms used but not defined herein have the meanings assigned to such terms in the Registration Statement.

April 17, 2017

In connection with the opinions hereinafter expressed, we have examined the following documents:

(a)         Originals or copies, certified or otherwise identified to our satisfaction, of the articles of organization and operating agreement of PQLLC and TDCLLC and written consents and resolutions of the managers and members, as applicable, authorizing the execution and filing of the Registration Statement and the Indentures (including the Guarantees set forth therein) and each of the documents, instruments, agreements and transactions contemplated thereby, as well as certificates of the officers of the Company; and

(b)        Photocopies of the executed Registration Statement and the Indentures (including the Guarantees set forth therein) to which PQLLC and TDCLLC are parties. The Registration Statement and the Indentures (including the Guarantees set forth therein) to which PQLLC and TDCLLC are parties shall be referred to herein as the "Registration Documents".

ASSUMPTIONS

For purposes of this opinion, we have relied upon certified copies, from the Louisiana Secretary of State, of the Articles of Organization, as amended, and copies of current certificates of good standing, with respect to the existence, formation and good standing of PQLLC and TDCLLC. We have relied upon originals or copies, certified or otherwise identified to our satisfaction, of the operating agreement of PQLLC and TDCLLC, respectively, and written consents and resolutions of the managers and members, as applicable, and certificates of the officers of PQLLC, TDCLLC and the Company, for matters relating to the authority of PQLLC and TDCLLC to execute and deliver the Registration Documents. In addition we have assumed that:

(i)          Each of the Registration Documents will be or has been executed (if necessary), and delivered by the parties thereto in the forms examined by us;

(ii)         Each Registration Document submitted to us as an original is authentic, and each Registration Document submitted to us as a certified, conformed, or photostatic copy conforms to the authentic original document;

(iii)        The genuineness of all signatures; and

(iv)       The legal capacity of natural persons.

OPINIONS

(a)          PQLLC and TDCLLC are Louisiana limited liability companies, each of which has been duly organized and is a validly existing limited liability company in good standing under the laws of the State of Louisiana, the jurisdiction of organization.

(b)          Each of PQLLC and TDCLLC has full right, power and authority to execute and/or deliver the Registration Statement to which each is specified to be a party and to perform its respective obligations thereunder, and all action required to be taken by PQLLC and TDCLLC for the due and proper authorization, execution and delivery of the Registration Statement and the consummation of the transactions contemplated thereby has been duly and validly taken.

April 17, 2017

(c)          The Indentures have been duly authorized, executed and delivered by each of PQLLC and TDCLLC; and

(d)          The Guarantees have been duly authorized, executed and delivered by each of PQLLC and TDCLLC.

QUALIFICATIONS

A.           The foregoing opinions are limited to the laws of the State of Louisiana and the federal law of the United States. We express no opinion as to matters governed by the laws of any other state or to the application or effect of any state or federal tax, securities, or blue sky laws, or as to any accounting matters. Porter Hedges LLP is entitled to rely on this opinion in connection with its opinion to you dated the date hereof to be filed as Exhibit 5.1 to the Registration Statement, insofar as such opinion involves the laws of the State of Louisiana.

B.           The opinions expressed herein are rendered as of the date hereof, may be relied upon only by the Company and their respective counsel in connection with the transactions described herein and shall not be otherwise used, circulated or quoted. This opinion letter is rendered as of the date hereof and is subject to future changes in applicable law.

C.           In rendering the opinions expressed herein, counsel may rely as to matters of fact on certificates of responsible officers of the Company, PQLLC, TDCLLC and public officials. We consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus included as a part of the Registration Statement. In giving this consent, we do not admit that this firm is in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Craig A. Ryan

Craig A. Ryan